Exhibit 99.2

Transcript of
Westmoreland Coal Company
2013 Third Quarter Investor Conference Call
October 25, 2013/10:00 a.m. EDT

Presenters
Robert King - Chief Executive Officer
Kevin Paprzycki - Chief Financial Officer
Doug Kathol - Executive Vice President
Keith Alessi - Chairman

Presentation

Operator
Good morning, ladies and gentlemen, and welcome to Westmoreland Coal Company's Investor Conference Call. At this time, all telephone participants are in a listen-only mode. Following the formal presentation, instructions will be given for the question and answer session, which will be conducted by telephone. (Operator instructions.) As a reminder, this conference is being recorded today, and a replay will be made available as soon as practical on the Investor portion of the Westmoreland website through April 25, 2014.

Management's remarks today may contain forward-looking statements based on the company's projections, current expectations and assumptions regarding its business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. The company's actual results may differ materially from the projections given and results discussed in any such forward-looking statements.

For a summary of risk factors and other information regarding forward-looking statements, please refer to the company's Form 10-K for fiscal year 2012, as well as the company's Form 10-Q for the third quarter, expected to be filed with the Securities and Exchange Commission on or before October 31, 2013. Any forward-looking statements represent the company's views only as of today, and should not be relied upon as representing its views as of any subsequent date. While the company may elect to update forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, even if its estimates change, and, therefore, you should not rely on these forward-looking statements as representing the company's views as of any date subsequent to today.

Mr. Robert P. King, Chief Executive Officer of Westmoreland Coal Company, will be delivering today's remarks. Thank you. Mr. King, please begin.

Robert King - Chief Executive Officer
Thank you, and good morning. Joining me today are Kevin Paprzycki, our CFO; Doug Kathol, our Executive Vice President; and Keith Alessi, our Chairman, is also on the line.

This morning, we released our third quarter results and based on Q3 financial performance, I'd say that we're very pleased with the results, which although were lower than last year, were still very strong. We are especially happy that we've now posted two consecutive quarters with more than $30 million in EBITDA, and we also expect the fourth quarter, which is traditionally a strong quarter for us, to also exceed the $30 million in EBITDA mark.

From a market perspective, during the third quarter, favorable weather and low hydro generation continued to generate high demand for power, and our customers ran their plants at relatively high levels, and Westmoreland's mines and plants generally operated pretty well.

In contrast to the general U.S. market, demand for coal has been strong from our customers. The Northwest electricity market continues to be strong and due to low hydro generation in the Columbia River basin, which benefits our Colstrip customers. However, as we've indicated in our last call, the Colstrip Unit #4 went down at the beginning of Q3 and is expected to be down for the rest of the year. The remaining units at Colstrip, however, have continued to run hard and are taking as much coal as they can burn from the Rosebud Mine.

Overall, we also continue to see gas prices significantly higher than last year and general competitiveness of coal generation to be better than it was last year. This improves overall demand for all of our customers. With regard to the Xcel SherCo Unit #3, that unit continued to be down for the entire quarter, which was a delay compared to what we communicated in our last earnings call. At that time, we had indicated that we expected that unit to come back online on or about August 20th.

Unfortunately, it did not come up on full load until the beginning of this week. Obviously, that impacted deliveries from our Absaloka Mine for the quarter, but we are, however, really happy that it is finally up and running and taking coal. I'd note that with the return of Unit 3, it won't have an impact on our financial results, but it brings an end to our BI, business insurance claim, which is a good thing. During the quarter, we also did make several test burn shipments out of our Absaloka Mine to the west using the newly installed western wye, and we're hopeful that these test burns will be successful and result in some additional business for the Absaloka mine.

Fundamentally, on a larger market basis, we're seeing some recovery in the domestic coal demand, although the sector continues to be under a lot of pressure. Fortunately, as we've said before, for a major portion of our business our customers are well positioned to be competitive in the electricity markets due to the mine-mouth model.

Now let's talk about operational performance for the quarter. On the power side of the business, ROVA ran extremely well during the quarter and experienced very little downtime. At ROVA, we were able to dispatch at a higher rate and generate more revenue than budgeted in both Q2 and in Q3, because of superior operational performance. Operationally, during the third quarter, Westmoreland mines again experienced no major operational or maintenance issues and performed well, with the exception of the Absaloka Mine.

For Absaloka, there were several weeks, beginning in late September, that the mine experienced unusually high precipitation with more than six inches of rain falling in a three week period. This has adversely impacted production and inventory levels at the mine, and we're actively recovering from those events. I would also note that in preparation for the return of Sherco 3, as well as for test burns, the Absaloka Mine during Q3, was in a ramp-up mode, and we were bringing back workforce and increasing stripping and hauling capacity. That did have an impact on our Q3 results with regard to costs.

With that, I'll turn it over to Kevin, and he can go over the numbers.

Kevin Paprzycki - Chief Financial Officer
Thanks, Bob, and good morning, everyone. In Q3 of '13, we posted $30.1 million of EBITDA. It was a strong quarter, just not quite as strong as 2012's record quarter. Last year, we saw a perfect combination of weather and operational performance, and we also benefited from a large mix of low-royalty coal we mined at Kemmerer. This year, we did see stronger than normal weather and hydro conditions, just not quite as favorable as 2012. We also saw Kemmerer return to their normal mix of royalty coal, and as Bob touched on, we saw WRI incur the ramp-up costs in order to get back to their historical levels of production in the midst of that heavy rainfall.

Our last 12 months EBITDA increased over 30% from last year to just over $116 million. Our third quarter revenue came in at $177 million. That's up almost 10% and we posted a $2.4 million net income to common shareholders in the third quarter.

So while we had a good EBITDA and net income quarter, we had a great cash quarter. Our cash increased to $45.5 million, almost a $14 million increase. That was attributable to the fact that we had a light capital quarter, as the timing of a few maintenance projects shifted into the fourth quarter.

But it's also worth pointing out that the $14 million cash generation was accomplished despite the fact that we had our senior note interest payment due in August, which drove our total interest payments for the quarter up to $15.5 million and also, of course, we repaid $4.5 million of our WML principal. With our cash increase, that brought our total available liquidity at the end of the third quarter to over $88 million.

With that, now I'll hand it back to Bob.

Robert King - Chief Executive Officer
Thank you, Kevin. Before we open it up for questions, I'd like to make a couple of closing comments. First, we consider this to be a very good quarter. Putting two quarters together in a row with $30 million in EBITDA is very good. Going forward, we're excited about the return of Xcel Sherco Unit 3 business at Absaloka, and the potential for additional business at the mine with the commissioning of the western wye. We're seeing a fair bit of interest in test burns there.

Overall, we remain pleased with the performance of our business, and we've narrowed our 2013 adjusted EBITDA range to between $115 million and $119 million, and capital spending between $25 million and $27 million. We're providing this level of guidance even though we expect Colstrip Unit 4 to be down for the remainder of the year.

With that, let's open it up for questions that you may have out there.

Operator
(Operator instructions.) Our first question comes from Brett Levy with Jefferies. Please proceed with your question.

Brett Levy - Jefferies
<Q>: Hey guys, good quarter. It looks like you guys are sort of in cash flow generation mode. Cash is building. In terms of the priorities for that cash, acquisitions, bond buybacks, potential dividends, sort of, can you talk about what level of priority each of those has for you guys as you look forward?

Kevin Paprzycki - Chief Financial Officer
Clearly, we're looking at growth opportunities and depending on our success, that would be a nice use of cash. But we also continue to look at buying our bonds back, paying leases down. But I've gotten a lot of calls in the past week to buy bonds back, all at prices over 110. So we'll continue to look at the yield to call on that and just try to figure out where best to utilize our cash.

Keith Alessi - Chairman
We're not allowed by our indenture to consider any kind of dividend policy. So that's not even on the table, nor would the stock buyback be.

Brett Levy - Jefferies
<Q>: Got it. That's one of the reasons to refinance the bonds as early as you can, so maybe you have a bit more flexibility, correct?

Kevin Paprzycki - Chief Financial Officer and Treasurer
Correct.

Brett Levy - Jefferies
<Q>: Then the last one is sort of, as the outlook for coal in some of the outyears and the forward curve looks a little bit more bullish, have you sort of extended any of your contractual prices, sort of looking into some of the outyears?

Robert King - Chief Executive Officer and President
We have an active program in our marketing group to extend contracts as much as we possibly can, and particularly at our Kemmerer operation, and those mines that may have a more market-based look to them, Kemmerer and Absaloka both, and we are doing that. We have done that to some degree already, but it's definitely something we're trying to do.

Brett Levy - Jefferies
Thanks much guys.

Operator
Our next question comes from Matt Farwell, Imperial Capital. Please proceed with your question.

Matt Farwell - Imperial Capital
<Q>: Hey guys, great quarter! Could you just give us a little bit more color on what you're seeing on the M&A front? Are prices going up or you just haven't found any good opportunities yet?

Robert King - Chief Executive Officer
We have been, this entire year, and we are continuing to investigate opportunities. We have several that we're looking at pretty closely. We haven't found anything previously that we've been able to make sense of from an economic standpoint. We're not necessarily seeing values going up yet, but we haven't seen real deals that either fit sort of our business model and also have the financial aspects to them or risk aspects to them that would be necessary for us to decide to go forward. We're actively looking, and we're actively looking at this point in time, investigating a couple of opportunities.

Keith Alessi - Chairman
Kevin could probably better quantify it, but the team has, in my mind, done an excellent job in rooting through the opportunities. As you know, not every opportunity is a good one, but we've expended certainly in the millions of dollars this year on diligence of potential situations. But much like we did when we did Kemmerer, we want to be deliberate, we want to make sure we get value, and we want to make sure that it meets the needs of not only our bondholders but our shareholders.

Matt Farwell - Imperial Capital
<Q>: In terms of financing such a transaction, would you look at issuing new notes or … or a combination?

Robert King - Chief Executive Officer
Yes, I think we would be looking at a combination. Obviously, it would depend on the size of the opportunity that we're talking about. If it had any significant scale, we'd have to consider equity, but definitely, it's on the table.

Matt Farwell - Imperial Capital
<Q>: And then just another question on operations. So you acquired Kemmerer last year. Are there any provisions in the contract that would provide for some additional revenue growth on the pricing front or are we looking at more steady-state EBITDA at that mine?

Robert King - Chief Executive Officer
I think we're looking at a steady-state EBITDA scenario for that mine right now, but definitely looking to extend those contracts to a longer term.

Matt Farwell - Imperial Capital
Okay, thank you for answering my question.

Operator
Our next question comes from Justin Van Vleck with Linden Advisors. Please proceed with your question.

Justin Van Vleck - Linden Advisors
<Q>: Hi guys. Thanks for taking my question. I wanted to follow up on your comments regarding the Absaloka Mine. If you sort of normalize that for, I guess, the excessive precipitation and then also the increased amount of workers that you brought back in anticipation of future tonnage growth there, how would you think about how the EBITDA would be impacted for that part of the business?

Kevin Paprzycki - Chief Financial Officer
I'm guessing we probably would've added $1 million to $2 million worth of EBITDA, maybe even a little bit more than $2 million to the quarter. Just all of the bringing people back, getting all the operational equipment back up and running and uncovering the additional coal that we needed to get back to the historical level, that was quite the effort. Then on top of that, doing it on a heavy rainfall certainly increased those costs over what they would have been in normal weather. I would say probably you're looking at $2 million to $3 million during the quarter.

Justin Van Vleck - Linden Advisors
<Q>: So it looks like the last, I guess, 3 quarters on a sort of trailing 12-month basis, you guys have been able to do about $5 a ton in adjusted EBITDA. That fell off this quarter, I guess, entirely because of this quarter's performance. Any reason why that is or is not a good number to use going forward for the coal segment?

Keith Alessi - Chairman
I can think of a couple of reasons. This business, as we've described many times over the years, is one that operates to a band of outcomes, and depending upon the outages of our customers, weather conditions, snowpack in mountains, you can see some pretty broad variances and deviations. That's why this year we started with giving a band of EBITDA expectations. It just is not a business that comps well year-to-year because of all these changes, planned and unplanned, that occur. So, while we can give directional guidance, I don't think we can give that kind of level of precision on a quarterly basis.

Justin Van Vleck - Linden Advisors
<Q>: Okay great. Then just two other quick ones. You had mentioned that the guidance this year includes the impact of the Colstrip. I guess it's Unit 4 that's shut down the rest of the year. Is that or is that not impacting EBITDA? And then I guess the last question, you do-you don't have any restrictions on taking cash from the WML entities up to the parent? And then that's all. Thanks guys.

Kevin Paprzycki - Chief Financial Officer
I think we disclosed in the last quarter's call that we estimated the Colstrip Unit 4 impact to hit our EBITDA somewhere between $2 million and $3 million, and so that's still right around our expectation. Then secondly, the dividend policy within our WML subsidiary debt is a pretty liberal policy and so basically all the free cash flow that we generate goes to paying debt and whatever is left is swept up to the parent.

Keith Alessi - Chairman
And again, I would caution with Kevin's description of the impact of Colstrip, we start every year with the maximum opportunity as if all of our customers burn 24/7, 365 days a year and then you just back down from that for maintenance and weather and everything else. So the chances of the perfect year where everything ran full out the full year is pretty remote, and it's why we continue to guide people to a range in which we'll operate. The good news is that with the addition of the Kemmerer acquisition last year, the floor of that band came up. As we continue the deleveraging story, we get more and more headroom as the floor of outcomes came up and as the requirements to service interest and debt goes down.

Operator
Our next question comes from Bob Clutterbuck with Clutterbuck Capital Management. Please proceed with your question.

Bob Clutterbuck - Clutterbuck Capital Management
<Q>: Hi gentlemen, I apologize; I came on the call late. So if these were addressed during your remarks, don't take the time to answer them, I can get them offline later but I have four questions, one's already been answered. But if you could address, have there been any update on to additional customers off the wye, also a ROVA update and also a reserves update? Again, if they've been addressed, don't bother taking the time.

Robert King - Chief Executive Officer
We did discuss in the comments that we have several test burns that we're in the middle of out of the wye, and that we're hopeful that those will result in long-term business, but we're in a-

Bob Clutterbuck - Clutterbuck Capital Management
<Q>: But Bob, will we hope by the first quarter that those will result, so it would be a 2014 business?

Robert King - Chief Executive Officer
Yes, we're hoping that time frame would be the time frame that we're hoping that would happen, yes. With regard to ROVA, I'll let Doug Kathol, our Executive Vice President, answer that one.

Douglas Kathol - Executive Vice President
Yes. We continue very constructive dialogue with Dominion. We don't have anything to announce yet, but we continue on a path which we think will be productive.

Bob Clutterbuck - Clutterbuck Capital Management
<Q>: And as always, kind of a vague time period, I would guess, when you're talking about one of the big guys? Is there any definitive time period or is that closing in on it or not?

Douglas Kathol - Executive Vice President
We would hope within the next two quarters, and hopefully this quarter.

Robert King - Chief Executive Officer
With regard to reserves, obviously, we continue our program of identifying and acquiring reserves that are needed to sustain our business. Right now, we have most of what we need. We don't have a specific need for additional reserves, except at our Jewett operation and we are working very closely with NRG to identify and develop reserves for that operation.

Bob Clutterbuck - Clutterbuck Capital Management
Terrific, all right, I appreciate it and stay the course. Another terrific job!

Operator
The next question comes from Mike McEndo with Robert Baird. Please proceed with your question.

Mike McEndo - Robert Baird
<Q>: Yes, hi, thank you for taking my call. Just a quick question on the debt. I noticed in the press release, there was a debt repayment of $6 million. I was just curious as to what that was for?

Kevin Paprzycki - Chief Financial Officer
We're currently amortizing our WML subsidiary level debt and so that would represent at about $4.5 million of the repayment this quarter. We're at a rate that's right about $20 million a year for the next couple of years and I think it steps up to $22 million after that, a few years down the line. The remainder of the debt reduction would have been capital lease amortization.

Mike McEndo - Robert Baird
Excellent. Thank you very much.

Operator
There are no further questions in the queue at this time. I would like to turn the call back over to Mr. King for closing comments.

Robert King - Chief Executive Officer
Yes. I’d just like to thank everybody for attending the call and appreciate your interest. And with that, I think we'll close it out.

Operator
This concludes today's investor conference call. If you would like to access this call for digital replay, you may dial (877) 660-6853 or (201) 612-7415, and enter the conference ID# 100562. Thank you, and have a great day.